EXHIBIT 3

HIRSCH HOLDINGS, INC.

STOCKHOLDERS AGREEMENT

OCTOBER 29, 2009

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT is made as of the        day of October, 2009, by and among Hirsch Holdings, Inc., a Delaware corporation (the “Company”) and each of the stockholders named on Annex 1.  The stockholders named on Annex 1 and such other parties as shall become party to this Agreement after the date hereof are sometimes referred to herein collectively as the “Stockholders” and individually as a “Stockholder”.

WITNESSETH:

WHEREAS, the persons listed as “Stockholders” in this Agreement have purchased from the Company certain shares of the common stock, par value, $.01 per share (“Common Stock”) and certain shares of the preferred stock, par value $.01 per share (“Preferred Stock” and, together with the Common Stock, the “Capital Stock”) pursuant to certain individual Subscription Agreements by and between the Company and the other parties thereto; and

WHEREAS, the Company is seeking to acquire (the “Acquisition”) Hirsch International, Inc., a Delaware corporation (“Hirsch”) through the merger of HIC Acquisition Corp. (“HIC”), a wholly-owned subsidiary of the Company, with and into Hirsch

WHEREAS, the Stockholders wish to provide for certain arrangements with respect to the election of directors of the Company and corporate governance and to set forth certain restrictions on the transfer and issuance of shares of Capital Stock of the Company, as well as certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the premises, mutual covenants and terms hereof, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

Definitions

As used herein, the following terms shall have the respective meanings set forth below:

“Affiliate” of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise. “Affiliate” in the case of an individual shall also include a spouse, lineal antecedent or decedent or member of such individual’s immediate family, or a trustee of a trust created by such individual for the benefit thereof.

“Board” means the Board of Directors of the Company.

“Call Notice” has the meaning set forth in Section 2.5.

“Code” refers to the Internal Revenue Code of the United States, and includes all regulations enacted for the purpose of enforcing provisions therein.

“Capital Stock” has the meaning set forth in the recitals.

“Common Stock” has the meaning set forth in the recitals.

“Company Acceptance” has the meaning set forth in Section 2.2(b).

“Confidential Information” of the Company shall mean any valuable, competitively sensitive data and information related to the Company’s or any Affiliate’s business including, without limitation Trade Secrets (as defined below) that are not generally known by or readily available to the Company’s or any Affiliate’s competitors or any Affiliates other than as a result of an improper disclosure directly or indirectly by any party hereto.

“Fully Diluted Common Stock” means, at any given time, all shares of Common Stock issued and outstanding at such time, plus all shares of Common Stock then issuable upon conversion of any convertible securities, options and warrants of the Company, whether or not such convertible securities are actually convertible or exercisable at such time.

“Guaranteed Debt” means the obligations of the Company, HIC and/or Hirsch to Keltic Financial Partners II, LP (“Keltic”) or one of its Affiliates under that certain proposed asset financing facility agreement (“Facility Agreement”) which such obligations will be personally guaranteed by Paul Gallagher, together with any extensions, renewals, additions or refinancings (in any amount) of any such obligation, whether advanced by Keltic or another lender.  For avoidance of doubt, it is understood and agreed that the obligations under the Facility Agreement (when entered into and funded) or any successor financing arrangement providing liquidity to the Company or any of its Subsidiaries shall remain “Guaranteed Debt” for as long as Paul Gallagher or his successors in interest have any personal liability with respect thereto.

“Guarantee Stockholder” means Paul Gallagher and his Affiliates as long as Paul Gallagher or any of his Affiliates own any Shares in the Company.

“Investment” means all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures, general and limited partnerships, and other Persons, mortgage loans and other investment or portfolio assets owned of record or beneficially by a Person (other than (a) any direct or indirect Subsidiaries of the Company or any ownership interests therein and (b) any short-term trade receivables generated in the ordinary course of business).

“New Securities” means any shares of Capital Stock of the Company or any Subsidiary issued after the date hereof, including shares of Common Stock, Preferred Stock or any other series of preferred stock, whether now authorized or not, and rights, options or warrants to purchase such capital stock and securities of any type whatsoever that are, or may become, convertible into or exchangeable for such Capital Stock; provided, however, that “New Securities” does not include any of the foregoing offered or sold:

(i)            in connection with the acquisition of another Person by the Company by merger, acquisition or consolidation, the purchase by the Company of all or substantially all of the assets of another Person, or other reorganization or combination of the Company;

(ii)           to employees, officers, directors or consultants of the Company pursuant to any employee stock offering, plan or arrangement approved by the Board of Directors;

(iii)          pursuant to any borrowing arrangement the Company may enter into with any financing institution not affiliated with any Stockholder;

(iv)          to third party vendors in connection with the purchase or acquisition by the Company of equipment from such third party vendors;

(v)           to Stockholders in connection with any stock split, stock dividend, or recapitalization of the share capital of the Company;

(vi)          securities of a Subsidiary issued to the Company or a wholly-owned Subsidiary of the Company;

(vii)         up tp 2,000 shares of Common Stock and 8,000 shares of Preferred Stock to be offered and sold prior to March 31, 2010 including those shares of Common Stock and Preferred Stock sold pursuant to the Subscription Agreements referred to in the recitals to this Agreement;

(viii)        shares of Common Stock issued upon exercise of options, warrants or any other securities convertible into Common Stock; and

(ix)           to any customers or strategic partners of the Company, as identified by the Board by vote or consent, in connection with any agreement, arrangement or contract entered into between the Company, its Affiliates or Subsidiaries and the customer or strategic partner, or their Affiliates or Subsidiaries.

For avoidance of doubt, it is understood and agreed that the 2,800 shares of Common Stock issued to Paul Gallagher are not to be treated as new Securities for any purpose under this Agreement.

“Non-Selling Stockholders” has the meaning set forth in Section 2.5.

“Offer Notice” has the meaning set forth in Section 2.2(a).

“Offered Shares” has the meaning set forth in Section 2.2(a).

“Offering Price” has the meaning set forth in Section 2.2(a).

“Offering Stockholder” has the meaning set forth in Section 2.2(a).

“Offering Terms” has the meaning set forth in Section 2.2(a).

“Permitted Transferee” means all Affiliates of a Stockholder and all direct and indirect members and partners of a Stockholder or any Affiliate.

“Person” means an individual, corporation, partnership, joint venture, association, limited liability company, trust, estate, unincorporated organization or any government or agency, instrumentality or political subdivision thereof, or any other form of entity.

“Preferred Stock” has the meaning set forth in the recitals.

“Proportionate Percentage” means, as to each Stockholder, the percentage which expresses the ratio between the number of issued and outstanding shares of Fully Diluted Common Stock owned by such Stockholder to the aggregate number of issued and outstanding shares of Fully Diluted Common Stock owned by all Stockholders.

“Purchase Offer” has the meaning set forth in Section 2.4.

“Remaining Offered Shares” has the meaning set forth in Section 2.2(c).

“Remaining Stockholders” has the meaning set forth in Section 2.2(a).

“Remaining Stockholder’s Acceptance” has the meaning set forth in Section 2.2(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Stockholders” has the meaning set forth in Section 2.5.

“Shares” means shares of: (i) Common Stock, options, warrants and other securities convertible into Common Stock and (ii) Preferred Shares, options, warrants and other securities convertible into Common Stock, in either case, as currently owned or hereafter acquired by any Stockholder.

“Stockholder” has the meaning set forth in the recitals.

“Subsidiary” of any Person means (i) any corporation, association or business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person or any combination thereof.

“Third Party” has the meaning set forth in Section 2.2(a).

“Third Party Shares” has the meaning set forth in Section 2.3.

“Trade Secrets” shall mean information or data of the Company or any Affiliate including, but not limited to, technical or non-technical data, financial information, programs, devices, methods, techniques, drawings, processes, financial plans, product plans, or lists of actual or potential customers or suppliers, that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (B) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

“Transfer” means any sale, assignment, pledge, hypothecation, encumbrance or other transfer, conveyance or disposition of any legal or beneficial interest in any Shares, whether voluntary, involuntary or by operation of law (including any conversion or exchange of securities in connection with a merger, consolidation or mandatory share exchange to which the Company is a party), including, without limitation, the following:  (a) in the case of Shares owned by an individual, a transfer of such shares upon the death of such individual, whether by will, intestate succession or otherwise; (b) in the case of Shares owned by an entity, (i) a merger or consolidation of such entity, if such entity is not the survivor thereof, (ii) a conversion of such entity into another type of entity or (iii) a distribution of Shares, including in connection with the dissolution, liquidation, winding-up or other termination of such entity.

“Transferee” means any Person to whom Shares are Transferred in accordance with the terms and conditions of this Agreement.

ARTICLE II

Restrictions on Transfers; Rights of First Offer; Private Sales

2.1                   General Prohibition on Transfers; Permitted Transfers.

(a)   No Stockholder shall, directly or indirectly, Transfer any legal or beneficial interest in any Shares owned by such Stockholder, other than as permitted under this Agreement.

(b)   The Transfer of any legal or beneficial interest of Shares by any Stockholder to a Permitted Transferee shall be permitted at all times and the transferring Stockholder shall not be bound to follow the procedures of Sections 2.2, 2.4, 2.5, or 2.6.

(c)   Notwithstanding any other provision of this Agreement: (i) no Transfer of Shares shall be effective unless the Transferee shall have executed and delivered to the Company an endorsement agreeing to be bound by the terms and conditions of this Agreement, (ii) no Transfer of Shares shall be effective if a majority of the disinterested members of the Board has reasonably concluded that the business of the proposed Transferee is competitive with that of the Company or whose interests are materially adverse to the Company, or (iii) no Transfer of Shares shall be effective unless the proposed Transferee is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(d)   The Company shall not register in its books the Transfer of any Shares held or owned by any Stockholder to any Person unless such Transfer has been effected in accordance with the terms of this Agreement.

(e)   Notwithstanding anything in this Agreement to the contrary, the Guarantee Stockholder may pledge any of his Shares to Keltic (or any of its Affiliates) and neither such pledge nor the delivery of any Shares upon any foreclosure on any such pledge shall be subject to the provisions of Article II of this Agreement, including without limitation, the restrictions on transfers contained herein.

2.2                   Right of First Offer.

(a)   If a Stockholder (an “Offering Stockholder”) wishes to Transfer part or all of the Shares then held by the Offering Stockholder (the “Offered Shares”) to any Person other than a Permitted Transferee (a “Third Party”), the Offering Stockholder shall first offer to Transfer the Offered Shares to the Company and the other Stockholders (collectively, the “Remaining Stockholders” and individually, a “Remaining Stockholder”) by delivering a written notice (the “Offer Notice”) to the Company and the Remaining Stockholders.  The Offer Notice shall specify the offering price (the “Offering Price”) and the other terms (the “Offering Terms”) on which the Offering Stockholder is willing to Transfer the Offered Shares, it being understood that there may be one Offering Price for Shares of Common Stock and one Offering Price for Shares of Preferred Stock with each of them being referred to as the “Offering Price” for that particular class of Shares..  The Offer Notice shall constitute an irrevocable offer by the Offering Stockholder to sell to the Company and/or the Remaining Stockholders the Offered Shares at the Offering Price and on the Offering Terms.

(b)   Upon receipt of the Offer Notice, subject to Section 2.2(d), the Company shall have right to purchase all or part of the Offered Shares at the Offering Price and on the Offering Terms, such right to be exercised by a written notice of acceptance by the Company (the “Company Acceptance”) to be given to the Offering Stockholder and the Remaining Stockholders within fifteen (15) days after receipt of the Offer Notice.  The election by the Company to purchase the Offered Shares shall be approved by a majority of those members of the Board of Directors who were not nominated by the Offering Stockholder, or if no such individual exists, by a majority in interest of the shares of Common Stock held by the Remaining Stockholders.  The Company Acceptance shall be deemed to be an irrevocable commitment by the Company to purchase from the Offering Stockholder the number of the Offered Shares which the Company has elected to purchase pursuant to the Company Acceptance.

(c)   Each Remaining Stockholder shall have the right, for a period of thirty (30) days after the expiration of the Company’s rights described in subsection (b) above or the receipt of the Company Acceptance, as the case may be, to elect to purchase (i) up to such Remaining Stockholder’s Proportionate Percentage of any of the Offered Shares that the Company has not elected (whether by inaction or otherwise) to purchase (the “Remaining Offered Shares”), and (ii) if such Remaining Stockholder elects to purchase its full Proportionate Percentage, all or part of the other Remaining Stockholders’ Proportionate Percentage of the Remaining Offered Shares to the extent that the other Remaining Stockholders do not elect to purchase their full Proportionate Percentage of the Remaining Offered Shares offered to them, such right to be exercised by written notice to the Company, the Offering Stockholder and the other Remaining Stockholders (the “Remaining Stockholder’s Acceptance”).  If the Remaining Stockholders who elect to purchase their full Proportionate Percentage of the Remaining Offered Shares also elect to purchase all or part of the Remaining Offered Shares of declining Remaining Stockholders referred to in sub-clause (c)(ii) of this Section 2.2, such Remaining Offered Shares will be sold to such Remaining Stockholders in accordance with their respective Proportionate Percentages relative to each other.  A Remaining Stockholder’s Acceptance shall be deemed to be an irrevocable commitment to purchase from the Offering Stockholder the number of Offered Shares which such Remaining Stockholder has elected to purchase pursuant to its Remaining Stockholder’s Acceptance, subject to allocation of the Offered Shares among the Remaining Stockholders accepting the Offer Notice.  The Offering Stockholder shall promptly notify each such electing Remaining Stockholder of the number of Offered Shares allocated to it, and each such electing Remaining Stockholder shall be obligated to purchase such Offered Shares allocated to it at the Offering Price and on the Offering Terms at a closing as set forth in Section 2.7.

(d)   If the Company exercises its Right of First Offer with respect to less than all the Offered Shares, it shall, if reasonably requested by the Offering Stockholders as a condition to such exercise, provide a written opinion of tax counsel reasonably satisfactory to Offering Stockholders that the exercise of the purchase right will be characterized as a sale or exchange within the meaning of Section 1001 of the Code, and not as a distribution within the meaning of Section 302(d) of the Code.

2.3                   Third Party Shares.

Subject to Section 2.4, if all of the Offered Shares are not sold to the Company and/or the Remaining Stockholders pursuant to Section  2.2 hereof, then, during the ninety (90) day period following the expiration of such rights, the Offering Stockholder may, although it shall be under no obligation to do so, Transfer to a Third Party, free of any right of first offer on the part of the Company or the Remaining Stockholders, in a privately negotiated transaction all or part of the Offered Shares not purchased by the Company or the Remaining Stockholders pursuant to Section 2.2 hereof (the “Third Party Shares”), at a price not less than the Offering Price, and on other terms not more favorable to the Third Party in any material respect than the Offering Terms stated in the Offer Notice, provided that it shall be a condition of any Transfer of Third Party Shares to a Third Party that the Company shall cause such Third Party to execute and deliver to the Company an endorsement agreeing to be bound by the terms and conditions of this Agreement at a closing as set forth in Section 2.7 and provided, further, that the Board of Directors, acting by a majority of the disinterested members, may withhold consent to any proposed Transfer to any Person whose business the Board of Directors reasonably considers to be competitive with that of the Company.

2.4                   Tag Along Rights.

In the event that the aggregate Offered Shares proposed to be Transferred in an individual transaction or as part of a series of related transactions, is greater than 50% of the Shares outstanding, then the Offering Stockholder shall cause any Third Party to whom such Shares are proposed to be Transferred to offer in writing to each Remaining Stockholder which has not delivered a Remaining Stockholders Acceptance pursuant to Section 2.2(c) to purchase at the Offering Price and on the Offering Terms such number of Shares held by each such Remaining Stockholder (a “Purchase Offer”) determined by multiplying the number of Shares held by each such Remaining Stockholder by a fraction, the numerator of which shall be the number of Third Party Shares to be Transferred in such transaction or series of related transactions and the denominator of which shall be the aggregate number of Shares held by the Offering Stockholder at the time of such transaction or the first of a series of related transactions.  If such Third Party is acquiring Shares in a single transaction or a series of related transactions from one or more Stockholders, (a) the Offering Price shall be the highest of the prices and the Offering Terms shall be those terms offered by such Third Party to any Offering Stockholder in any one of such transactions which are most favorable to the offeree and (b) the number of Shares held by each Remaining Stockholder which such Third Party shall offer to acquire shall be determined by multiplying the number of Shares held by each such Remaining Stockholder by a fraction, the numerator of which shall be the number of all Third Party Shares to be Transferred in such transaction or series of related transactions and the denominator of which shall be the aggregate number of Shares held by all such Offering Stockholders at the time of such transaction or the first of a series of related transactions. Each such Remaining Stockholder shall have twenty (20) days from the receipt of the Purchase Offer in which to accept such Purchase Offer.

2.5                   Drag Along Rights.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event that the Guarantee Stockholder or any Permitted Transferee thereof (the “Selling Stockholders”) desires to Transfer to a Third Party Shares representing more than 40% of the outstanding shares of Fully Diluted Common Stock, the Selling Stockholders shall have the right to require the other Stockholders (the “Non-selling Stockholders”) to sell, at the same price and on the same terms on which the Selling Stockholders propose to Transfer Common Shares held by them, to such Third Party as may be designated by the Selling Stockholders, such number of Common Shares held by each Non-Selling Stockholder as is determined by multiplying the number of Common Shares held by each such Non-Selling Stockholder by a fraction, the numerator of which shall be the number of Common Shares to be Transferred by the Selling Stockholders and the denominator of which shall be the aggregate number of Common Shares then held by all the Selling Stockholders at that time. The Selling Stockholders may exercise such right by giving the Non-Selling Stockholders a written notice (the “Call Notice”) at least thirty (30) days prior to the date of the proposed closing of such Transfer, which Call Notice shall set forth the price and other terms on which all such Common Shares, including the Common Shares to be Transferred by the Selling Stockholders, are to be Transferred, the identity of the proposed purchaser and the date of the proposed closing with respect to such Transfer.  Upon receipt of a Call Notice, each Non-Selling Stockholder shall become obligated to Transfer the number of Common Shares held by it and set forth in the Call Notice to the proposed purchaser at such closing.

(b)           If the Selling Stockholders are transferring shares of Preferred Stock to a Third Party, the same terms as are set forth in (a) above shall also apply to shares of Preferred Stock so that each Non-Selling Stockholder shall be obligated to sell (if so required by the Selling Stockholders) the same percentage of Preferred Stock as the Selling Stockholders are proposed to sell to the Third Party, on the same terms, conditions and price as the Selling Stockholders, provided that the Selling Stockholders are selling at least 40% of their combined holdings in the Capital Stock of the Company (measured on a fully-diluted basis).  If the Selling Stockholders are not transferring any shares of Preferred Stock but the drag-along requirements described in paragraph (a) above apply as a result of a proposed sale of shares of Common Stock, each Non-Selling Stockholder shall, in addition to being required to sell shares of Common Stock in accordance with paragraph (a) above, shall (if required by the Selling Stockholders) sell the same percentage of their shares of Preferred Stock to the Third Party on the same terms as their shares of Common Stock but at a price determined in accordance with Section 2.6(d) below.

2.6                   Sale of Shares on Death, Divorce or Bankruptcy; Valuation.

(a)   Upon the death of a Stockholder, the executors or administrators of such Stockholder shall be required to give written notice to the Company and the other Stockholders disclosing such fact and the extent, if any, to which the provisions of Section 2.1(b) of this Agreement apply to the Transfer of such Stockholder’s Shares by reason of his or her death.  To the extent the provisions of Section 2.1(b) do not apply to the Transfer of the Stockholder’s Shares, upon the effective date of such written notice to the Company, the Stockholder and/or his or her estate shall be deemed to have proposed to offer such Shares for purposes of Section 2.2 of this Agreement to a person other than a Permitted Transferee for a price per Share equal to the fair market value of each such Share (as determined pursuant to Section 2.6(d)), and the other Stockholders and the Company shall have an option to purchase such Shares pursuant to the terms, conditions and provisions of Section 2.2 of this Agreement, free and clear of any claim of the estate except as to any interest which such estate may have in the amount to be paid for such Shares.

(b)   If part or all of a Stockholder’s interest in any of the Shares is transferred or awarded to his or her spouse under a decree of divorce or judgment of dissolution or separate maintenance or under a property settlement or separation agreement, such Stockholder and/or his or her spouse shall be required to give written notice to the Company and the other Stockholders disclosing in full the nature and details of such Transfer.  Upon the effective date of such written notice to the Company, the Stockholder or his or her spouse owning the Shares so transferred or awarded shall be deemed to have proposed to offer such Shares for purposes of Section 2.2 of this Agreement to a person other than a Permitted Transferee for a price per Share equal to the fair market value of each such Share (as determined pursuant to Section 2.6(d)), and the other Stockholders and the Company shall have an option to purchase such Shares pursuant to the terms, conditions and provisions of Section 2.2 of this Agreement, free and clear of any claim of the spouse who has or otherwise would acquire such Shares, except as to any interest which such spouse may have in the amount to be paid for such Shares.

(c)   Prior to any involuntary Transfer or foreclosure upon any Shares owned by any Stockholder (other than an involuntary Transfer to which Section 2.2(a) or 2.2(b) of this Agreement applies and other than a Transfer upon a foreclosure to which Section 2.1(e) applies), such Stockholder, his or her representatives and any person seeking to foreclose upon or otherwise acquire such Shares through involuntary procedures shall be required to give written notice to the Company and the other Stockholders disclosing in full the nature and details of the involuntary Transfer or foreclosure, including the price per share, if any, to be paid for the Shares.  Upon the effective date of such written notice to the Company, the Stockholder owning such Shares shall be deemed to have proposed to offer such Shares for purposes of Section 2.2 of this Agreement to a person other than a Permitted Transferee for a price per Share equal to the fair market value of each such Share (as determined pursuant to Section 2.6(d)), and the other Stockholders and the Company shall have an option to purchase such Shares pursuant to the terms, conditions and provisions of Section 2.2 of this Agreement, free and clear of any claim of the person seeking to foreclose upon or otherwise acquire such Shares, except as to any interest which such person may have in the amount to be paid for such Shares.

(d)   The fair market value of any Share (calculated separately for the Common Shares and the Preferred Shares) as of any specified date in any particular calendar year for purposes of this Section 2.6 shall be determined (i) by the Board annually, such valuation to be determined no later than January 31st of such year during the term of this Agreement, or (ii) if the Board has not determined such valuation by January 31st for such year, by a nationally recognized accounting firm which offers investment banking or appraisal services and which firm is mutually agreed upon by the holders of not less than 50% of all of the then outstanding Common Shares.  Upon receipt of a notice pursuant to this Section 2.6, if the Board has not made the valuation required by sub-clause (d)(i) above, the Company shall notify such accounting firm within ten (10) days that such fair market value determination must be completed.  To the extent practicable, such accounting firm shall complete its valuation within sixty (60) days after receiving notice that such valuation must be performed and all notice requirements or other timing requirements for the completion of particular actions provided for under the terms of this Agreement are tolled (suspended) until completion of such valuation.  The Parties shall provide such documents, data and other assistance as may be reasonably requested by such accounting firm in order to expedite, to the maximum extent possible, their determination of the fair market value of any Shares.  At the written election at any time of all of the Stockholders to this Agreement, such accounting firm may be removed as the appraiser under this Agreement and a substitute of equivalent standing in the investment banking or appraisal community may be appointed.  Any determination by the Board under this Section 2.6(d) shall be for the sole purpose of satisfying the various requirements of this Article II and each Stockholder hereby acknowledges and agrees that such determination is subject to Section 7.5 and shall not be used in any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings unless required by law.

(e)   If the other Stockholders and/or the Company, as the case may be, do not exercise their obligation or option, as the case may be, to purchase Shares subject to the provisions of this Section 2.6, any person who shall acquire such Shares shall be considered a Permitted Transferee for all purposes of this Agreement, including, inter alia, Section 2.1 of this Agreement, and such Shares shall continue to be subject to this Agreement.

2.7                   Closing.

The closing of any Transfer of Shares pursuant to this Article II shall take place at the offices of the Company or at such other place as may be agreed to by the parties to the Transfer on a mutually satisfactory business day within the time periods set forth in the foregoing sections.  At such closing, any Stockholder Transferring Shares in accordance with this Agreement shall Transfer to each Transferee full right, title and interest in and to such Shares, free and clear of all liens, security interests or adverse claims of any kind and nature (except as otherwise set forth in this Agreement or as required by applicable securities laws) and shall deliver to each Transferee a certificate or certificates representing the Shares Transferred, in each case duly endorsed for transfer or accompanied by appropriate stock transfer powers duly endorsed.  Each Transferee shall deliver to such Stockholder the full purchase price of the Shares Transferred, in cash, by wire transfer to such account as each such Stockholder shall designate.  In the case of any sale of options, warrants or other convertible securities, appropriate adjustments shall be made to the price at which such securities are sold so as to take account of the exercise price of such convertible securities.

2.8                   Legend.

Each certificate representing Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER SAID ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND SHALL BE TRANSFERABLE ONLY UPON THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT BY AND AMONG THE ISSUER AND CERTAIN SHAREHOLDERS OF THE ISSUER,  A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER.”

2.9                   Restrictions on Transferability.

Notwithstanding any other provision of this Agreement, Shares shall not be transferred, and the Company shall not be required to register any Transfer of Shares on its books, unless the Company shall be satisfied prior to such Transfer that registration under the Securities Act is not required in connection with the transaction resulting in such Transfer.

ARTICLE III

Preemptive Rights

The Company grants to each Stockholder, for as long as the Stockholder holds at least one (1) Share of Common Stock, the preemptive right to purchase its Proportionate Percentage of all or any part of New Securities that the Company may from time to time after the date hereof propose to sell and issue.  In the event any such Stockholder does not wish to purchase its Proportionate Percentage of any such New Securities, then any such Stockholder who so elects shall have the right to purchase, in proportion with any other such Stockholders who so elect based on their respective Proportionate Percentages, any Proportionate Percentage not purchased by a declining Stockholder.

If the Company proposes an issuance of New Securities, it shall give to each Stockholder holding at least one (1) Share of Common Stock written notice of its intention, describing the type and amount of New Securities, the price, and the general terms upon which the Company proposes to issue the same.  Each such Stockholder shall have fifteen (15) days from the receipt of any such notice to agree to purchase up to its Proportionate Percentage or such higher number of such New Securities as it would be willing to purchase if any Stockholders do not exercise their right to purchase their respective Proportionate Percentage in full, for the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

In the event that the Stockholders do not elect to purchase all of the New Securities through exercise of their respective preemptive rights within said fifteen (15) day period, the Company shall have sixty (60) days thereafter to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) the New Securities respecting which Stockholders’ rights were not exercised, at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company’s notice.  In the event the Company has not sold such New Securities within that sixty (60) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities, without first offering such securities to the Stockholders in the manner provided herein.

ARTICLE IV

Corporate Governance

4.1                   Board Representation; Officers.

(a)   Each of the Stockholders agrees that such Stockholder will, at all times after the date of this Agreement, vote all Shares with any voting rights now or hereafter owned by such Stockholder at any meeting of Stockholders or the Company and take such other actions in whatever other manner is necessary to ensure that the Board shall consist of not less than one and not more than three Directors.  The Stockholders agree that the Guarantee Stockholder shall have the right to nominate all of the Directors.  The Company agrees to take all actions (including, without limitation, the nomination of specified persons) to cause and maintain the election of the Board as set for in this Section 4.1(a).  The names of the members of the Board, as of the execution of this Agreement, are set forth on Schedule 4.1.

(b)   If, following election to the Board, any director nominated the Stockholders resigns, is removed or is otherwise unable to serve for any reason prior to the expiration of his or her term as a director, the resulting vacancy on the Board of Directors will be filled by a nominee designated or elected as provided in Section 4.1(a) above by the Guarantee Stockholder.

(c)   Each of the Stockholders hereby agrees to vote all Shares now or hereafter owned by such Stockholder at any meeting of stockholders of the Company and in whatever other manner is necessary to elect as Directors the individuals nominated by the other Stockholders pursuant to this Article IV.

(d)   Each member of the Board shall be reimbursed for all reasonable expenses (including, but not limited to, travel and out-of-pocket expenses) actually incurred by such member in connection with serving on the Board.

4.2                   Approvals.

(a)   The Stockholders hereby agree that the Company shall not take any of the following actions without the prior approval of (x) the Guarantee Stockholder and (y) the holders of two-thirds (66 2/3rd %) of  the shares of Capital Stock of the Company entitled to vote on matters submitted to stockholders for approval; provided that, the Guarantee Stockholder’s approval shall not be required if, at any time after December 31, 2009, there is no Guaranteed Debt outstanding:

(i)            liquidation, dissolution or winding up of the Company resulting in a distribution of assets of the Company to holders of any class or series of the Company’s Capital Stock;

(ii)           approval of a sale of all or substantially all of the assets of the Company or a consolidation or merger of the Company where the Company would not be the surviving entity of such a consolidation or merger; or

(iii)          take any steps to effect any of the foregoing.

(b)   The Stockholders hereby agree that the Company shall not take any of the following actions without the prior approval of the Board:

(i)            authorize or issue, or obligate itself to issue New Securities;

(ii)           incur, assume or otherwise become liable for indebtedness for money borrowed in any year with a maturity of one year or greater, or entering into any commitment to incur or assume any such indebtedness, directly or indirectly through any Subsidiary;

(iii)          the amendment or alteration of any provision of the Company’s Certificate of Incorporation, Bylaws or other charter documents;

(iv)          the sale of a Subsidiary, division or material business unit of the Company;

(v)           the acquisition, whether individually or as part of a series of related transactions, of any entity or the entering into of any joint venture with any person with a value in excess of $250,000, directly or indirectly through any Subsidiary;

(vi)          make any Investment or series of related Investments having a value in excess of $250,000, directly or indirectly through any Subsidiary;

(vii)         approve the budget of the Company;

(viii)        a recapitalization of the Company;

(ix)          except for transactions entered into as of the date hereof, enter into any transaction with any Affiliate, director, officer, employee of the Company or holder of more than 5% of the outstanding Capital Stock of any class or series of Capital Stock of the Company or any of its subsidiaries, member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, except for agreements and transactions on customary terms related to such person’s employment (including, inter alia, the grant of options and other equity grants relating to compensation);

(x)            the declaration or payment of dividends or other distributions on any class of Shares;

(xi)           make or commit to make capital expenditures, whether or not contemplated by the Company’s budget, in excess of $250,000;

(xii)          take any steps to effect any of the foregoing.

4.3                   Indemnification.

The Company shall indemnify each member of the Board and each officer of the Company to the fullest extent permitted under applicable law and shall enter into indemnification agreements with each member of the Board and each officer as soon as practicable after the date hereof.

ARTICLE V

Termination

This Agreement shall terminate upon the first to occur of (i) a consolidation or merger of the Company in which the Company is not the surviving entity, (ii) a sale or transfer of all or substantially all of the assets of the Company (iii) the entering into by the Stockholders holding 75% or more of the then issued and outstanding Common Shares of an agreement or consent terminating this Agreement, (iv) upon the closing of an underwritten firm commitment public offering for securities of the Company or any of its Subsidiaries resulting in gross proceeds to the Company and/or its stockholders of not less than $15 million, (v) or March 1, 2010 if the Acquisition has not closed.

ARTICLE VI

Specific Performance

The parties hereto hereby agree and acknowledge that the rights of the parties under this Agreement are unique and, accordingly, money damages may not be an adequate remedy for any breach of the provisions of this Agreement and the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by seeking injunctive relief and other actions for specific performance to the extent permitted by law.

ARTICLE VII

General Provisions

7.1                   Governing Law.

This Agreement shall be governed by the laws of the State of Delaware, without regard to the application of any conflict of law provision that would require or permit the application of the law of any other jurisdiction.

7.2                   Jurisdiction.

Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York in Suffolk County or of the United States of America for the Eastern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, as set forth in Section 7.10, such service to become effective ten (10) business days after such mailing.

7.3                   No Third party Beneficiaries.

No third party may rely upon this Agreement for any purpose and no such party shall be a beneficiary of, or develop rights or entitlements on account of, this Agreement or any of the terms set forth herein.

7.4                   Public Announcements.

The parties will reasonably cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby.

7.5                   Confidentiality.

Except (i) to the extent necessary for the execution, delivery or consummation of this Agreement, (ii) as may be required in order to perform its obligations under this Agreement, (iii) as may otherwise be required by law or any legal process or any applicable stock exchange listing requirement or securities regulation, or (iv) as is necessary in connection with any adversarial proceedings against the Company (in which case such party shall use its reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), no party hereto shall, without the express prior written consent of the Company, disclose or divulge to any other person or entity (other than on a confidential basis to such party’s agents or representatives, provided such party remains responsible for any breach by such person of the confidentiality provisions of this Section 7.5), or use or modify for use, directly or indirectly, in any way unrelated to such party’s interest as a stockholder of the Company any of the Company’s or any Affiliate’s Confidential Information at any time, including, without limitation, at any time following the termination of this Agreement or the expiration of such party’s rights under this Agreement.

7.6                   Entire Agreement.

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings between them or any of them as to such subject matter.

7.7                   Amendment.

This Agreement or any provision hereof may be amended or waived by a written instrument executed by (i) the Guarantee Stockholder and (ii) the holders of a majority of the Common Shares held by the Stockholders, from time to time.

7.8                   Successors.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors, and Permitted Transferees, except as may be expressly provided otherwise herein.

7.9                   Invalidity of Provisions.

In the case any one or more of the provisions contained in this Agreement shall for any reason to be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

7.10                 Notice.

All notices and other communications required or permitted under this Agreement shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to a Stockholder, at such Stockholder’s address as such Stockholder shall have furnished to the Company in writing, or (b) if to the Company, one copy should be sent to its offices and addressed to the attention of the President, or at such other address as the Company shall have furnished to the Stockholders.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and postage prepaid as aforesaid.

7.11                 No Waiver.

The failure of any party hereto to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted to the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

7.12                 Cooperation.

The Stockholders agree upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

7.13                 Addition of Parties.

(a)   The Company agrees that until the termination of this Agreement, it will cause each Person employed by it or by any Subsidiary of the Company who holds or acquires after the date hereof, and any Permitted Transferee of, options, warrants or rights (including conversion or preemptive rights and rights of first refusal) to subscribe for or purchase, or securities convertible into or exchangeable into shares of Common Stock which represent more than two percent (2%) of the Fully Diluted Common Stock, to execute and deliver to the Company an endorsement agreeing to be bound by the terms and conditions of this Agreement.  Any such Person so entering into this Agreement shall be deemed to be a Stockholder for purposes of this Agreement.

(b)   In addition, and notwithstanding the provisions of Section 7.7, with the approval of the Board and without any further action on the part of any Stockholder, the Company may allow Persons acquiring shares of Capital Stock from the Company to agree in writing to become party to this Agreement and to be bound by all the terms and conditions hereof prior to acquiring such shares, and each such Person shall become a party to this Agreement by executing an endorsement in form and substance acceptable to the Board and shall thereafter enjoy the rights and be bound by the obligations of a Stockholder under this Agreement.

7.14                 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

HIRSCH HOLDINGS, INC.
A Delaware corporation

By:
Name: Paul Gallafher
Title: President

STOCKHOLDERS

ANNEX 1

STOCKHOLDERS

SCHEDULE 4.1

BOARD